Exhibit 10.1

***FORM***

AEVI GENOMIC MEDICINE, INC.

Stock Incentive Plan

Non-Qualified Stock Option Award Terms

The Participant specified below has been granted this Non-Qualified Option (the “Option”) by Aevi Genomic Medicine, Inc., a Delaware corporation (the “Company”), under the terms of the Aevi Genomic Medicine, Inc. Stock Incentive Plan, as amended from time to time (the “Incentive Plan”).  The Option shall be subject to the Incentive Plan as well as the following terms and conditions (the “Option Terms”):

Terms of Award.  The following words and phrases relating to the grant of the Option shall have the following meanings:

The “Participant” is XXXXX.

The “Date of Grant” is DATE.

The number of “Covered Shares” is XXX shares of Common Stock.

The “Exercise Price” is $X, the Closing Price of Stock on the Date of Grant.

Except for terms otherwise defined in the Option Terms, any capitalized term in the Option Terms shall have the meaning ascribed to that term under the Incentive Plan.

Non-Qualified Stock Option.  The Option is intended to be a Non-qualified Stock Option and not intended to constitute an “incentive stock option” as that term is used in Code section 422.

Date of Exercise.  Subject to the limitations of the Option Terms, each installment of Covered Shares (“Installment”) shall become vested and exercisable on and after the “Vesting Date” for such Installment as described in the following schedule (but only if the Participant’s Termination of Service has not occurred before the Vesting Date):

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
XXX	Year Anniversary of Date of Grant
XXX	2nd Year Anniversary of Date of Grant
XXX	3rd Year Anniversary of Date of Grant

Notwithstanding the foregoing provisions of this 0, the Option shall become fully exercisable upon a Change in Control that occurs on or before the Participant’s Termination of Service.

The Option may be exercised on or after the Participant’s Termination of Service for any reason other than for Cause only as to that portion of the Covered Shares for which it was exercisable immediately prior to the Participant’s Termination of Service, or became exercisable on the date of the Participant’s Termination of Service.

Expiration.  The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date.  The “Expiration Date” shall be the earliest to occur of:

10 years after date of grant; or

the twelve (12) month anniversary of the Participant’s Termination of Service if such termination occurs due to death or Disability; or

the 90th day following Participant’s Termination of Service if such termination occurs for any reason other than death, Disability or Cause; or

the effective date of a Termination of Service where such Termination of Service is for Cause.

For purposes of this Agreement, “Cause” shall have the meaning set forth in the employment agreement entered into by and between the Participant and the Company, if any. In the absence of any such agreement, “Cause” shall mean (1) any act by the Participant of (A) fraud or intentional misrepresentation, or (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Affiliate, or (2) any willful violation of any law, rule or regulation in connection with the performance of the Participant’s duties (other than traffic violations or similar offenses), or (3) with respect to any employee of the Company or any Affiliate, commission of any act of moral turpitude or conviction of a felony, or (4) the willful or negligent failure of the Participant to perform his duties in any material respect.

Method of Option Exercise.  Subject to the Option Terms and the Incentive Plan, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date.  Such notice shall specify the number of shares of Common Stock which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Common Stock indicated by the Participant’s election. Payment may be by cash or, subject to limitations imposed by applicable law, by such means as the Committee from time to time may permit, provided that payment may be made by a net exercise such that, without the payment of funds, the Participant may exercise the Option and receive the net number of shares of Common Stock equal in value to (a) the number of shares as to which the Option is being exercised, multiplied by (b) a fraction, the numerator of which is the closing sales price of a share of Common Stock on the NASDAQ Global Market on the date of exercise less the Exercise Price, and the denominator of which is such closing sales price (the number of net shares to be received shall be rounded down to the nearest whole number of shares).  The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Common Stock is traded and shall not be exercisable during any blackout period established by the Company from time to time.

Withholding.  The exercise of the Option, and the Company’s obligation to issue shares of Common Stock upon exercise, is subject to withholding of all applicable taxes. As permitted by the Committee from time to time, such withholding obligations may be satisfied at the election of the Participant (a) through cash payment by the Participant, (b) through the surrender of shares of Common Stock that the Participant already owns or (c) through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Incentive Plan; provided, however, that except as otherwise specifically provided by the Committee, such shares under clause (c) may not be used to satisfy more than the Company’s minimum statutory withholding obligation.

Transferability.  The Option, or any portion thereof, is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. Except as provided in the immediately preceding sentence, the Option shall not be assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, or the levy of any attachment or similar process upon the Option, shall be null and void and without effect.

Heirs and Successors.  The Option Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under the Option Terms have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Beneficiary, and such benefits shall be distributed to the Beneficiary, in accordance with the provisions of the Option Terms and the Incentive Plan. The “Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee may require. The designation of beneficiary form may be amended or revoked from time to time by the Participant in accordance with such procedures as may be established by the Committee. If a Participant fails to designate a Beneficiary, or if the Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Beneficiary survives the Participant but dies before the Beneficiary’s exercise of all rights under the Option Terms or before the complete distribution of benefits to the Beneficiary under the Option Terms, then any rights that would have been exercisable by the Beneficiary shall be exercised by the legal representative of the estate of the Beneficiary, and any benefits distributable to the Beneficiary shall be distributed to the legal representative of the estate of the Beneficiary.

Administration.  The authority to manage and control the operation and administration of the Option Terms and the Incentive Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Option Terms as it has with respect to the Incentive Plan. Any interpretation of the Option Terms or the Incentive Plan by the Committee and any decision made by it with respect to the Option Terms or the Incentive Plan are final and binding on all persons.

Incentive Plan Governs. Notwithstanding anything in the Option Terms to the contrary, the Option Terms shall be subject to the terms of the Incentive Plan, a copy of which may be obtained by the Participant from the Secretary of the Company; and the Option Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Incentive Plan. Notwithstanding anything in the Option Terms to the contrary, in the event of any discrepancy between the corporate records of the Company and the Option Terms, the corporate records of the Company shall control.

Not An Employment Contract. The Option does not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Affiliate, nor shall it interfere in any way with any right the Company or any Affiliate would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

No Rights As Shareholder.  The Participant shall not have any rights of a shareholder with respect to the Covered Shares subject to the Option until a stock certificate has been duly issued following exercise of the Option as provided herein.

Amendment.  The Option Terms may be amended in accordance with the provisions of the Incentive Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

Validity.  If any provision of the Option Terms is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Option Terms shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 409A Amendment. The Committee reserves the right (including the right to delegate such right) to unilaterally amend the Option Terms and the Incentive Plan without the consent of the Participant to maintain compliance with Code Section 409A. The Participant’s acceptance of the Option constitutes acknowledgement and consent to such rights of the Committee.

Clawback. The Option and any amount or benefit received under the Incentive Plan shall be subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with the terms of any applicable Company clawback policy (the “Policy”) or any applicable law. The Participant’s acceptance of the Option constitutes acknowledgement and consent to the Company’s application, implementation and enforcement of (a) the Policy and any similar policy established by the Company that may apply to the Participant and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant’s express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.

IN WITNESS WHEREOF, the Company has caused the Option Terms to be executed in its name and on its behalf, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms of the Option Terms, all as of the Date of Grant.

PARTICIPANT	AEVI GENOMIC MEDICINE, INC.,

By:
Signature	Its:

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